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                     March 20, 2023

       Todd Branning
       Chief Financial Officer
       NeuBase Therapeutics, Inc.
       350 Technology Drive
       Pittsburgh, PA 15219

                                                        Re: NeuBase
Therapeutics, Inc.
                                                            Form 10-K for the
Year Ended September 30, 2022
                                                            Filed December 21,
2022
                                                            File No. 1-35963

       Dear Todd Branning:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences